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                      June 12, 2023

       David M. Garfinkle
       Executive Vice President and Chief Financial Officer
       CoreCivic, Inc.
       5501 Virginia Way
       Brentwood, TN 37027

                                                        Re: CoreCivic, Inc.
                                                            Form 10-K for
fiscal year ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-16109

       Dear David M. Garfinkle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction